EXHIBIT 10.2
BLUE NILE, INC.
PERFORMANCE BONUS PLAN
EXECUTIVE CASH BONUS PLAN FOR FISCAL YEAR 2010
Purpose:
Blue Nile, Inc. (“Blue Nile” or the “Company”) has designed this Executive Cash Bonus Plan for Fiscal Year 2010 (the “Bonus Plan”) for designated executive officers. The Bonus Plan is designed to motivate these executives to achieve the Company’s objectives by rewarding the executives with cash payments upon the achievement of the Company’s objectives for fiscal year 2010.
Subject to Performance Bonus Plan:
This Bonus Plan operates under, and is subject to the terms of, the Blue Nile, Inc. Performance Bonus Plan. The Performance Bonus Plan was approved by Blue Nile’s Board of Directors in February 2010 and will be submitted for stockholder approval at the 2010 annual meeting of the Blue Nile’s stockholders. If the Company’s stockholders do not approve the Performance Bonus Plan at the 2010 annual meeting, no Bonus Awards may be earned or paid under this Bonus Plan for fiscal year 2010. Any capitalized terms not defined in this Bonus Plan have the meaning set forth in the Performance Bonus Plan.
Performance Period:
The Performance Period for this Bonus Plan is the Company’s 2010 fiscal year — that is, January 4, 2010 through January 2, 2011.
Eligibility:
On the Target Determination Date, the Committee will designate which executive officers and other key employees will be Participants. In order to earn any Bonus Award under the Bonus Plan, a designated executive must remain employed throughout the entire Performance Period. If the executive’s employment terminates before the end of the Performance Period, the executive will not be eligible to earn or be paid any Bonus Award, except as provided in an applicable severance plan or in an individual agreement with an executive and only to the extent such right does not disqualify such Bonus Award (or any other Bonus Award under this Bonus Plan) as Performance-Based Compensation. If an executive is on a leave of absence for a portion of the Performance Period, the executive will be eligible for a Bonus Award based on the actual salary he or she earned from the Company during the Performance Period for active service (that is, exclusive of any salary replacement benefits paid during the leave via insurance or otherwise).
The Section 162(m) Performance Goal:
The “Section 162(m) Performance Goal” used to determine the Maximum Award that may be earned by the Participant for the Performance Period is Adjusted EBITDA. On the Target Determination Date, the Committee will establish the level of achievement of Adjusted EBITDA that will result in the crediting to the Participant of the Maximum Award. If the Company does not achieve this level of Adjusted EBITDA during the Performance Period, no Bonus Award will be earned or paid to any Participant under this Bonus Plan for the Performance Period.
“Adjusted EBITDA” means earnings before interest, and other income, taxes, depreciation and amortization adjusted as follows:
•	to exclude restructuring and/or other nonrecurring charges;

•	to exclude exchange rate effects, as applicable, for non-U.S. dollar denominated net sales and operating earnings;

•	to exclude the effects of changes to generally accepted accounting principles required by the Financial Accounting Standards Board;

•	to exclude the effects of any statutory adjustments to corporate tax rates;

•	to exclude the effects of any “extraordinary items” as determined under generally accepted accounting principles;

•	to exclude any other unusual, non-recurring gain or loss or other extraordinary item;

•	to exclude the effects of stock based compensation and/or the payment of the bonuses under this Plan and/or any other bonus plans of the Company;

•	to respond to, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development;

•	to respond to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions;

•	to exclude the dilutive effects of acquisitions or joint ventures;

•	to assume that any business divested by the Company achieved performance objectives at targeted levels during the balance of a Performance Period following such divestiture;

•	to exclude or include the effect of any change in the outstanding shares of common stock of the Company by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends;

•	to reflect a corporate transaction, such as a merger, consolidation, separation (including a spinoff or other distribution of stock or property by a corporation), or reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code); and

•	to reflect any partial or complete corporate liquidation.
Maximum Award:
On the Target Determination Date, the Committee will establish each the bonus percentage necessary to determine each Participant’s Maximum Award. A Participant’s “Maximum Award” is the lesser of (i) 200% of his or her Target Award and (ii) $3,000,000.
Target Award:
The “Target Award” equals the product of: (a) the actual base salary earned by the Participant in the Performance Period and (b) a bonus percentage between 0% and 100% designated by the Committee on the Target Determination Date. A Participant’s bonus percentage may not be increased during the Performance Period. If the Participant’s bonus percentage is changed during the Performance Period, the Participant’s Target Award will be calculated based on the applicable bonus percentage in place at the time the Participant earned the applicable salary amount.
Determination of Actual Award — Payout Formula:
On the Payout Determination Date, the Committee will determine whether the Company has achieved the Section 162(m) Performance Goal. If the Company has achieved the Section 162(m) Performance Goal, each Participant will be credited with a Maximum Award. Upon determination of the Maximum Award, the Committee will determine the actual award earned by that executive for the Performance Period (the “Actual Award”) by reducing the Maximum Award based on: (i) achievement against additional EBITDA goals selected by the Committee, as reflected by the calculation of the EBITDA Result (as defined below), (ii) achievement against any additional Company financial goals selected by the Committee, as reflected by the calculation of the Financial Result (defined below), (iii) achievement against any individual performance goals selected by the Committee, as reflected by the calculation of the Individual Result (defined below), and (iv) any other factors selected by the Committee in its sole discretion.
Specifically, the Payout Formula shall be:
1.	The product of (i) Maximum Award and (ii) EBITDA Result is the “EBITDA Performance Result.”
2.	The product of (i) 50% and (ii) the EBITDA Performance Result and (iii) the Financial Result is the Financial Bonus.
3.	The product of (i) 50% and (ii) the EBITDA Performance Result and (iii) the Individual Result is the Individual Bonus.
4.	The sum of (i) the Financial Bonus and (ii) the Individual Bonus, reduced by any other factors selected by the Committee in its sole discretion, is the Actual Award.
EBITDA Result:
On the Payout Determination Date, the Committee will determine a percentage, between 0% and 100%, which amount is the “EBITDA Result”.
Financial Result:
On the Payout Determination Date, the Committee will determine a percentage, between 0% and 100% (the “Financial Result”), based on the Company’s achievement during the Performance Period of the following three financial goals selected by the Committee:
(a) net sales (that is, GAAP net sales) (“Revenue”);
(b) free cash flow (that is, GAAP cash flows from operating activities, less outflows for purchases of fixed assets, including internal-use software and website development) (“Free Cash Flow”); and
(c) adjusted earnings per share (that is, GAAP earnings per share, adjusted to exclude or include the effect of any change in the outstanding shares of common stock of the Company by reason of any stock dividend, split or recapitalization) (“Adjusted EPS”).
Achievement of Revenue, Free Cash Flow and Adjusted EPS is determined by reference to the respective targets for such measures established by the Compensation Committee. Each goal will be weighted in the sole discretion of the Committee on the Payout Determination Date.

Individual Result:
On the Payout Determination Date, the Committee will determine a percentage, between 0% and 100% (the “Individual Result”), based on the Participant’s achievement during the Performance Period of the individual goals selected by the Committee for such Participant for the Performance Period. Each such goal will be weighted in the sole discretion of the Committee on the Payout Determination Date and performance, as evaluated in the sole discretion of the Committee on the Payout Determination Date, during the Performance Period.
Administration:
Actual Awards will generally be paid within 60 days after the close of the Performance Period, but in all cases will be paid not later than March 15 of the year following the year in which they were earned, in compliance with the short term deferral exception from Section 409A of the Internal Revenue Code of 1986, as amended. The Company will withhold from any payments under the Bonus Plan and from any other amounts payable to a Participant by the Company any amount required to satisfy the income and employment tax withholding obligations arising under applicable federal and state laws in respect of a Bonus Award.
Participation in the Bonus Plan is at the discretion of the Committee. Designation as a Participant does not change the at-will nature of employment with the Company.
Except as otherwise provided in the Performance Bonus Plan, the Committee will have full power and authority to construe, interpret, and administer the Bonus Plan, including the power to amend or terminate the Bonus Plan at any time, without the consent of any adversely affected Participant. The Committee may at any time adopt such rules, regulations, policies, or practices as, in its sole discretion, it determines to be necessary or appropriate for the administration of, or the performance of its responsibilities under, the Bonus Plan. Any decision by the Committee that is not inconsistent with the provisions of the Performance Bonus Plan shall be conclusive and binding on all persons, and shall be given the maximum deference permitted by law.